Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into on 23 October 2025 by and between Phang Ai Lian (the “Executive”) and Webuy Global Ltd, an exempted company incorporated in the Cayman Islands (the “Company”).

WHEREAS, the Executive has been the Chief Operating Officer of the Company since 15 October 2020 (the “Effective Date”).

WHEREAS, the Company and the Executive desire to enter into this Agreement to memorialize the terms and conditions of the Executive’s employment with the Company starting on the date hereof.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I. Employment; Responsibilities; Compensation

Section 1.01 Employment Term. Subject to ARTICLE III, the term of Executive’s employment shall commence as of the Effective Date and shall continue until terminated by either party in accordance with this Agreement (the “Term”). If the Company terminates without Cause, or elects not to renew at the end of any fixed term (if applicable), such action shall be treated as a termination without Cause for purposes of severance.

Section 1.02 Responsibilities; Loyalty

(a) Subject to the terms of this Agreement, Executive is employed in the position of Chief Operating Officer (COO) of the Company, and shall perform the functions and responsibilities of that position. Additional or different duties may be assigned by the Company from time to time. Executive’s position, job descriptions, duties and responsibilities may be adjusted by the Company from time to time consistent with Executive’s role as Chief Financial Officer.

(b) Executive shall devote the whole of Executive’s professional time, attention and energies to the performance of Executive’s work. Executive agrees to comply with all policies of the Company, if any, in effect from time to time, and to comply with all laws, rules and regulations, including those applicable to the Company.

Section 1.03 Compensation. The Company will pay Executive an annual base salary at a rate of US$83,300 per annum (the “Base Salary”), payable in accordance with the Company’s regular payroll practices. If employment terminates “for Cause” pursuant to Article III or otherwise during a partial year, Base Salary for that year shall be prorated and paid through the termination date based on days actually worked. Notwithstanding anything herein to the contrary, the Company shall not be obligated to pay Base Salary for any period during which Executive has exhausted paid time off and is (a) receiving income replacement benefits under any applicable insurance or benefit program maintained by the Company, or (b) on leave to the extent unpaid under applicable law, or (c) unable to perform the essential functions of the role by reason of a physical or mental incapacity, with or without reasonable accommodation and in accordance with applicable law. Compensation matters shall be subject to approval by the Board of Directors and/or Compensation Committee to the extent required by applicable policy or law.

Section 1.04 Business Expenses. The Company shall reimburse Executive for all business expenses that are reasonable and necessary and incurred by Executive while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers or such other information and documentation as the Company may reasonably require and in accordance with applicable Company expense policies.

Section 1.05 Clawback. Any compensation paid to the Executive shall be subject to recovery by the Company, and the Executive shall be required to repay such compensation, if (a) such recovery and repayment is required by applicable law or (b) either in the year such compensation is paid, or within the three (3) year period thereafter the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under applicable securities laws and the Executive is either (i) a named executive officer or (ii) an employee who is responsible for preparation of the Company’s financial statements. The parties agree that the repayment obligations set forth in this Section 1.05 shall only apply to the extent repayment is required by applicable law, or to the extent the Executive’s compensation is determined to be in excess of the amount that would have been deliverable to the Executive taking into account any restatement or correction of any inaccurate financial statements or materially inaccurate performance metric criteria. For the avoidance of doubt, any compensation shall further be subject to the Company’s clawback policies as may be in effect from time to time and any applicable listing standards and securities laws.

Section 1.06 Withholding. All payments hereunder shall be subject to applicable tax and other withholdings as required by law.

Article II. Confidential Information; Post-Employment Obligations; Company Property

Section 2.01 Company Property. As used in this Article II, the term the “Company” refers to the Company and each of its direct and indirect subsidiaries. All written materials, records, data and other documents relating to Company business, products or services prepared or possessed by Executive during Executive’s employment by the Company are the Company’s property. All information, ideas, concepts, improvements, discoveries and inventions that are conceived, made, developed or acquired by Executive individually or in conjunction with others during Executive’s employment (whether during business hours and whether on Company’s premises or otherwise) that relate to Company business, products or services are the Company’s sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other documents, data or materials of any type embodying such information, ideas, concepts, improvements, discoveries and inventions are Company property. At the termination of Executive’s employment with the Company for any reason, Executive shall return all of the Company’s documents, data or other Company property to the Company. For the avoidance of doubt, Executive may retain one copy of documents strictly for personal legal, tax or compliance purposes, subject to the confidentiality obligations herein.

Section 2.02 Confidential Information; Non-Disclosure.

(a) Executive acknowledges that the business of the Company is highly competitive and that the Company will provide Executive with access to Confidential Information. Executive acknowledges that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business to obtain a competitive advantage over competitors. Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company, or make any use thereof, except in the carrying out of Executive’s employment responsibilities to the Company. Executive also agrees to preserve and protect the confidentiality of third-party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.

(b) “Confidential Information” means all non-public information regarding the Company’s or its affiliates’ business operations and methods, financial information and performance, forecasts, compensation information (of the Company and its personnel), customers, suppliers, business partners, pricing, margins, strategies, business plans, product and technology roadmaps, source code and software, data (including user, marketing and operational data), know-how and trade secrets, whether in oral, written, electronic or other form, that is actually confidential and proprietary to the Company. Confidential Information does not include information that: (i) is or becomes generally available to the public through no breach of this Agreement by Executive; (ii) was in Executive’s lawful possession on a non-confidential basis prior to disclosure by the Company; (iii) is lawfully disclosed to Executive by a third party without restriction; or (iv) is independently developed by Executive without use of or reference to the Confidential Information. Nothing herein prohibits Executive from disclosing information (A) to the extent required by law, regulation or legal process (after providing prompt notice to the Company if legally permissible), (B) to Executive’s legal, tax or financial advisors who are bound by confidentiality obligations, or (C) to a government agency or regulatory authority in connection with a report of a suspected violation of law (including whistleblower protections).

Section 2.03 Non-Solicitation.

(a) During Executive’s employment with the Company and for a period of twelve (12) months following the termination of Executive’s employment for any reason (the “Restricted Period”), Executive shall not, directly or indirectly, solicit, induce, recruit or encourage any employee, officer or consultant of the Company or any of its affiliates with whom Executive had material contact during the last twelve (12) months of employment to terminate or reduce their relationship with the Company, nor shall Executive assist any other person or entity in doing so.

(b) During the Restricted Period, Executive shall not, directly or indirectly, solicit or attempt to solicit any customer, client, supplier, vendor, financing source or other business relationship of the Company or any of its affiliates with whom Executive had material contact during the last twelve (12) months of employment, for the purpose of diverting such business away from the Company or otherwise interfering with such relationship.

(c) Nothing in this Section 2.03 shall prohibit: (i) general solicitations not specifically targeted at employees or business partners of the Company; (ii) hiring any person or entity who independently initiates contact without prior solicitation by Executive; (iii) ordinary course professional networking that does not have the purpose or effect of inducing termination of an existing relationship with the Company; or (iv) engaging recruitment firms for general market searches, provided such efforts are not targeted at employees or business partners of the Company.

(d) Remedies. Executive acknowledges that a breach of this Section 2.03 would cause irreparable harm to the Company for which monetary damages may be an inadequate remedy. Accordingly, in addition to any other remedies available at law or in equity, the Company shall be entitled to seek injunctive relief to enforce this Section 2.03.

Article III. Termination of Employment

Section 3.01 Termination of Employment.

(a) Executive’s employment with the Company shall be terminated (i) immediately upon the death of Executive without further action by the Company, (ii) upon Executive’s Permanent Disability without further action by the Company, (iii) by the Company for Cause, (iv) by Executive without Good Reason, (v) by the Company without Cause or by Executive for Good Reason, including by the Company without Cause or by Executive for Good Reason within 12 months following a Change of Control, provided that, in the case of clause (v), the terminating party must give at least 30 days’ advance written notice of such termination. For purposes of this ARTICLE III, “date of termination” means the date of Executive’s death, the date of Executive’s Permanent Disability, or the date of Executive’s separation from service with the Company, as applicable.

(b) For purposes hereof:

(i) “CAUSE” shall include (A) continued failure by Executive to perform substantially Executive’s duties and responsibilities (other than a failure resulting from Permanent Disability) that is materially injurious to the Company and that remains uncorrected for 10 days after receipt of appropriate written notice from the Board;

(B) engagement in willful, reckless or grossly negligent misconduct that is materially injurious to Company or any of its affiliates, monetarily or otherwise; (C) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving fraud, dishonesty or moral turpitude; (D) Executive’s commission of criminal fraud, embezzlement or willful misappropriation against the Company or its affiliates; or (E) a material breach by Executive of any provision of this Agreement that is materially injurious to the Company and that remains uncorrected for ten (10) days following written notice of such breach by the Company to Executive identifying the provision of this Agreement that the Company has determined has been breached.

(ii) “CHANGE OF CONTROL” means the occurrence of any one or more of the following events that occurs after the Effective Date:

1) Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or

2) The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

(iii) “GOOD REASON” shall mean, without Executive’s consent: (A) a material breach by the Company of any provision of this Agreement; (B) any assignment by the Board or a duly authorized committee thereof to Executive of duties that materially and adversely alter the nature, reporting line, authority, or status of Executive’s position, job description, duties, title or responsibilities from those of Chief Financial Officer of the Company, or a removal of budgetary or financial authority customarily held by a Chief Financial Officer; (C) any requirement by the Company that Executive relocate his primary work location to a jurisdiction outside of Singapore (or the jurisdiction in which he is then primarily performing his duties), unless mutually agreed in writing; or (D) any material reduction in Executive’s Base Salary or target compensation opportunity in effect at the relevant time. Good Reason will exist only if Executive provides written notice of the condition within ninety (90) days after its initial occurrence, and the Company fails to cure such condition within thirty (30) days after receipt of such notice.

(iv) “PERMANENT DISABILITY” means Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to last for a continuous period of at least twelve (12) months, as certified by a registered medical practitioner or determined under any applicable long-term disability insurance program of the Company.

(c) If Executive’s employment is terminated under any of the foregoing circumstances, all future compensation to which Executive is otherwise entitled and all future benefits for which Executive is eligible, other than those already earned but which is unpaid, shall cease and terminate as of the date of termination, except as specifically provided in this ARTICLE III.

Section 3.02 Cooperation.

Following termination, Executive shall reasonably cooperate with the Company, upon reasonable notice and during normal business hours, in transitioning duties and in connection with any audit, investigation, litigation or regulatory inquiry relating to periods during Executive’s employment, provided such cooperation does not unreasonably interfere with Executive’s subsequent employment. The Company shall reimburse reasonable out-of-pocket expenses incurred in providing such cooperation.

Article IV. Miscellaneous

Section 4.01 Notices. All notices under this Agreement shall be in writing and delivered (i) by hand or reputable overnight courier, (ii) by registered or certified mail (return receipt requested), or (iii) by email with confirmation of transmission, in each case to the recipient’s address on file with the Company (or such other address as a party may designate in writing). Notices shall be deemed given when delivered (or, in the case of email, on the date sent if sent during business hours at the recipient’s location, otherwise on the next business day).

Section 4.02 Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Section 4.03 Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise), if such successor expressly agrees to assume the obligations of the Company hereunder.

Section 4.04 Amendment. This Agreement may be amended only by writing signed by Executive and by the Company.

Section 4.05 GOVERNING LAW

(a) This Agreement, to the extent it relates to the employment relationship between the Company and the Executive (including matters of termination, compensation, benefits, restrictive covenants and any statutory or common-law employment protections), shall be governed by, and construed in accordance with, the laws of Singapore, without regard to its principles of conflicts of law.

(b) To the extent this Agreement relates to corporate governance matters, fiduciary duties, indemnification, enforcement of Company policies or matters arising under U.S. securities laws, such matters shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of law.

Section 4.06 Jurisdiction.

(a) With respect to any dispute arising out of or relating to the employment relationship between the Company and the Executive (including termination of employment, compensation, benefits, restrictive covenants and statutory employment protections), the parties submit to the exclusive jurisdiction of the courts of Singapore.

(b) With respect to any dispute arising out of or relating to corporate governance matters, fiduciary duties, indemnification or matters arising under U.S. securities laws, the parties submit to the exclusive jurisdiction of the state and federal courts located in the State of New York, USA.

Section 4.07 Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, whether written or oral, relating to such subject matter; provided that this Agreement does not supersede (and shall be read together with) any equity incentive plans and related award agreements, any deed or agreement of indemnification, and any Company policies that by their terms survive or apply to Executive, each of which shall remain in full force and effect.

Section 4.08 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures to this Agreement may be provided by electronic means (including PDF, DocuSign, or other reliable electronic signature technology) and shall be deemed to have the same legal effect as delivery of an original handwritten signature for all purposes, to the fullest extent permitted by applicable law.

Section 4.09 Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above:

WEBUY GLOBAL LTD

/s/ Xue Bin
Xue Bin, CEO

EXECUTIVE

/s/ Phang Ai Lian
Phang Ai Lian